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& Africa

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London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

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Los Angeles

Mexico City

Miami

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Rio de Janeiro**

San Francisco

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Tijuana

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* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

Exhibit 99.2

Baker & McKenzie Ltd.

Attorneys at Law

5th, 10th and 21st-25th Floors

990 Abdulrahim Place

Rama IV Road, Silom, Bangrak Bangkok 10500

Thailand

Tel: +66 2636 2000

Fax: +66 2636 2111

bangkok.info@bakermckenzie.com

www.bakermckenzie.com

2 August 2021

PRIVATE AND CONFIDENTIAL

Grab Holdings Inc.

7 Straits View, Marina One East

Tower, #18-01/06

Singapore 018936

+65-9684-1256

Dear Sirs,

Registration Statement of Grab Holdings Limited on Form F-4

A.	Introduction

We have acted as Thai counsel for Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and this Opinion is delivered to you solely for your benefit in connection with the Registration Statement on Form F-4 (the “Registration Statement”) by Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL”), initially filed with the United States Securities and Exchange Commission (the “SEC”) on 2 August 2021 under the U.S. Securities Act of 1933, as amended, in relation to the proposed business combination (the “Business Combination”) among the Company, GHL and Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”).

B.	Key Definitions

For purposes of this opinion:

“Company” means Grab Holdings Inc.;

“Constitutional Documents” means the Certification Document; the Memorandum of Association; the Articles of Association; and the List of Shareholders, please find the issuing date of each respective documents as specified in the list of reviewed documents as stated in Schedule 1;

“FBA” means the Foreign Business Act of 1999;

“Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of Thailand;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies;

Baker & McKenzie Ltd. is a member of Baker & McKenzie International.

92230.01A-SINSR01A - MSW

“Group Companies” means GTT2 Co., Ltd., GTT1 Co., Ltd., Grabtaxi Holdings (Thailand) Co., Ltd., Grabtaxi (Thailand) Co., Ltd., GFin Services (T) Co., Ltd., GPay Network (T) Limited, GFG Alpha (Thailand) Ltd., GFG Beta (Thailand) Ltd., and GFG Gamma (Thailand) Ltd. (each a “Group Company”, collectively the “Group Companies”);

“Thai Court” means the Civil Court, the Criminal Court, the Central Bankruptcy Court, the Central Taxation Court, the Central Administrative Court, the Intellectual Property and International Trade Court and the Legal Execution Department in Thailand;

“Thai Laws” means all laws, Constitution, regulations, statutes, orders, decrees including emergency decrees, royal decrees, ministerial decrees, guidelines, notices, circulars, notifications, judicial interpretations and subordinate legislations of Thailand currently in effect; and

C.	Documents

In rendering the opinion expressed below, we have examined the documents in Schedule 1.

D.	Assumptions

For the purpose of this opinion, we have assumed (without making independent investigation or verification of these assumptions) the following:

1.	all documents submitted to us, in electronic form, or via facsimile transmission, or as photocopies or other copies of originals are complete and conform to the original documents;

2.	all signatures and seals on the documents submitted to us are genuine;

3.	all confirmations made to us and all factual statements made in all relevant documents are correct and complete which confirmations and statements we have not independently verified;

4.

other than the Company and the Group Companies, the execution, delivery and performance of each of the documents by or on behalf of the parties to such documents and agreements have been duly authorized by all requisite corporate actions, and have been duly executed and delivered and constitute a valid and legally binding obligation of each of such parties and are enforceable against them in accordance with their respective terms;

5.	there have been no amendments to the Constitutional Documents of each of the Group Companies in the form examined by us;

6.	there have been no amendments to the List of Shareholders of each of the Group Companies examined by us;

7.

all resolutions of the Group Companies passed in writing have been duly passed in accordance with the relevant provisions of the articles of association of the respective Group Company and have not been amended or rescinded and are in full force and effect;

8.

to the extent that the result of company and other searches referred to in this opinion are unavailable, inaccurate and/or outdated, each of the Group Companies has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Group Companies and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to the Group Companies or any of their assets or revenues; and that the information disclosed in the searches was correct and complete and remains correct and complete as at the date of this opinion;

9.

the Thai shareholders (a) are real and genuine investors who invested in the respective Group Company for their own economic benefit and interest, (b) are not acting as nominees by holding shares (i) for or on behalf of the foreign shareholders, or (ii) in order to assist or enable any foreign nationals to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting, (c) have contributed their own fund for their investment in the respective Group Company, and (d) receive dividends from the respective Group Company and (e) hold voting rights in accordance with such Group Company’s articles of association;

10.

our opinions herein are based, among others, on a review of information and documents provided to us by the Company and/or the Group Companies and for purposes of rendering this opinion, we have assumed that such information and documents are complete and not misleading and that the Company and/or the Group Companies have not omitted to provide us with information which we have requested for and which may have an effect on this opinion;

11.

we have relied on the truth, accuracy and completeness of statements, representations, undertakings or confirmations provided to us by any director, officer or shareholders of the Company and/or the Group Companies, whether or not in writing, in respect of matters concerning the Group Companies;

12.

no law of any jurisdiction other than the Kingdom of Thailand would render the execution, delivery or performance of the agreements illegal or ineffective and insofar as any obligation is to be performed in a jurisdiction other than the Kingdom of Thailand, its performance would not be illegal, ineffective or unenforceable under the laws of that jurisdiction;

13.	the agreements which are stated to have been examined by us in certain forms will be executed in such forms; and

14.

that the public information disclosed by the searches filed at the Department of Business Development, Ministry of Commerce is true and complete and the situation has not changed since the dates of those searches and those searches did not fail to disclose any information which had been delivered for registration but did not appear on the public file.

In the course of our examination, we have found nothing to indicate that the above assumptions are not justified but we have not independently established the facts so relied on. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon certificates, statements and representations of officers and other representatives of the Group Companies.

We have made such examination of the current Thai Laws as currently applied by the Council of State of Thailand pursuant to its formal published opinions, the Supreme Court of Thailand and other courts of Thailand pursuant to their published decisions as in our judgment is necessary for this opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this document, as the    laws of any jurisdiction other than Thailand.

This opinion is governed by and shall be construed in accordance with the current laws of Thailand.

E.	Opinions

Based on our review of the information and documents provided to us as listed in Schedule 1 and subject to the assumptions and qualifications contained herein, we are of opinion that:

1.	Each of the Group Companies has been duly incorporated and is validly existing under the Thai Laws,

1.1.	in GTT2 Co., Ltd., the first of the two top-tier Group Companies:

(a)	a Thai individual owns approximately fifty one (51%) percent of the shares;

(b)	Grab Inc., a subsidiary of the Company, owns approximately forty nine percent (49%) of the shares; and

(c)	a Malaysian individual owns one (1) share;

1.2.	in GFG Gamma (Thailand) Ltd., the second of the two top-tier Group Companies:

(a)	a Thai individual owns approximately fifty one (51%) percent of the shares;

(b)	AA Holdings Inc., a subsidiary of the Company, owns approximately forty eight point ninety-three percent (48.93%) of the shares; and

(c)	a Malaysian individual owns one (1) share;

1.3.	in GTT1 Co., Ltd., the first of the two second-tier Group Companies:

(a)	GTT2 Co., Ltd. owns approximately fifty one (51%) percent of the shares;

(b)	Grab Inc. owns approximately forty nine percent (49%) of the shares; and

(c)	a Malaysian individual owns one (1) share;

1.4.	in GFG Beta (Thailand) Ltd., the second of the two second-tier Group Companies:

(a)	GFG Gamma (Thailand) Ltd. owns approximately fifty one (51%) percent of the shares;

(b)	AA Holdings Inc. owns approximately forty eight point ninety-six percent (48.96%) of the shares; and

(c)	a Malaysian individual owns one (1) share;

1.5.	in Grabtaxi Holdings (Thailand) Co., Ltd., the first of the two third-tier Group Companies:

(a)	Porto Worldwide Limited owns forty percent (40%) percent of the shares;

(b)	GTT1 Co., Ltd. owns approximately fifty nine point ninety-nine percent (59.99%) of the shares;

(c)	Grab Inc. owns approximately twelve ten-thousandth percent (0.0012%) of the shares; and

(d)	a Malaysian individual owns one share;

1.6.	in GFG Alpha (Thailand) Ltd., the second of the two third-tier Group Companies:

(a)	GFG Beta (Thailand) Ltd. owns approximately fifty one (51%) percent of the shares;

(b)	AA Holdings Inc. owns approximately forty eight point ninety-nine percent (48.99%) of the shares; and

(c)	a Malaysian individual owns one share;

1.7.	in each of Grabtaxi (Thailand) Co., Ltd., GFin Services (T) Co., Ltd., and GPay Network (T) Limited, the operating Group Companies:

(a)	the Company’s Cayman Islands subsidiaries own approximately twenty four point ninety-nine percent (24.99%) of the shares[1];

(b)	Grabtaxi Holdings (Thailand) Co., Ltd. owns approximately seventy-five percent (75%) of the shares; and

(c)	GTT1 Co., Ltd. owns one (1) share.

[1]

Each of A1 Holdings Inc., Grab Financial Service Asia Inc., and Grab Inc. owns approximately twenty four point ninety-nine percent (24.99%) of the shares in each of GPay Network (T) Limited, GFin Services (T) Co., Ltd., and Grabtaxi (Thailand) Co., Ltd., respectively.

2.

All of the issued shares of each of the Group Companies (A) have been duly authorized and validly issued; (B) are fully paid; and (C) are non-assessable (meaning that each of the Group Companies does not have the right to demand further payment from the shareholders of such shares) and, are free and clear of pledge. The Constitutional Documents of each of the Group Companies comply with the requirements of applicable Thai Laws and are in full force and effect.

3.	The ownership structure of the Group Companies is, and immediately after the consummation of the Business Combination will be, in compliance with the requirements of applicable Thai Laws.

F.	Qualifications

Our opinion is subject to the following qualifications or limitations:

1.

The opinion expressed in paragraph E.3 is based on the assumption set out in paragraph D.10. As a general doctrine, under the FBA, it is unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreign national in order to assist or enable the foreign national to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting. In any case where a Thai investor jointly invests with a foreign investor in a Thai company, there is a possibility that the relevant Governmental Agencies may elect to investigate such company’s shareholding and corporate structures to determine whether there exists an underlying nominee arrangement in contravention of the FBA Where the arrangement is found in contravention of the FBA, the shareholders are subjected to sanctions, and the court may order sanctions against the company’s business operations.

2.

The rights and obligations of the parties to any agreement and the enforceability of any agreement may be limited by applicable statutes of limitation, bankruptcy, insolvency, liquidation, reorganization, moratorium, or other laws of general application relating to or affecting the rights of creditors, or may be subject to defence of set-off or counterclaim, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), to an implied covenant of good faith and fair dealing, to considerations of public policy, or to possible judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

3.

We have not, for the purposes of this opinion and except as expressly stated herein, investigated or verified any facts or opinions or any representations or warranties given by the Company, or any other parties in or in connection with the Business Combination.

4.

Insofar as the opinions expressed herein refer to Thai Laws and any reference to these and any Supreme Court judgment shall be limited to those which are published and available to the public as of the date hereof. Nothing has come to our attention that would indicate any unpublished laws or Supreme Court judgments exist which would affect any of the opinions expressed herein.

This opinion is rendered to you solely for the purpose of and in connection with the registration statement of GHL on Form F-4 publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion, and save as provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agency.

This opinion is given only by Baker & McKenzie Ltd., and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm thereof. In this opinion, the expressions “we,” “us,” “our” and like expressions should be construed accordingly.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Business Combination or otherwise including, but without limitation, any other document signed in connection with the Business Combination. We hereby consent to the use of our opinion as herein set forth as an exhibit to the registration statement of GHL on Form F-4. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Yours faithfully,

/s/ Sorachon Boonsong

Partner

Baker & McKenzie Ltd.

Schedule 1

List of Documents Reviewed

1.	A copy of the Affidavit of GTT2 Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 5 May 2020 (with its English translation), and 18 February 2021.

2.	A copy of the Affidavit of GTT1 Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 5 May 2020 (with its English translation), and 18 February 2021.

3.

A copy of the Affidavit of Grabtaxi Holdings (Thailand) Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 17 July 2018, 5 May 2020 (with its English translation), and 18 February 2021.

4.

A copy of the Affidavit of Grabtaxi (Thailand) Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 1 March 2016, 16 June 2016, 7 July 2018, 5 May 2020 (with English translation), and 18 February 2021.

5.

A copy of the Affidavit of GFin Services (T) Co., Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 28 May 2018, 7 June 2019 (with its English translation), and 18 February 2021.

6.

A copy of the Affidavit of GPay Network (T) Limited issued by the Department of Business Development of the Ministry of Commerce of Thailand on 18 January 2018, 17 July 2018, 14 May 2019 (with its English translation), and 18 February 2021.

7.	A copy of the Affidavit of GFG Alpha (Thailand) Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 29 April 2021.

8.	A copy of the Affidavit of GFG Beta (Thailand) Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 26 April 2021.

9.	A copy of the Affidavit of GFG Gamma (Thailand) Ltd. issued by the Department of Business Development of the Ministry of Commerce of Thailand on 20 April 2021.

10.	A copy of the Articles of Association of GTT2 Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 19 March 2019 and its English translation.

11.	A copy of the Articles of Association of GTT1 Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 29 March 2019 and its English translation.

12.

A copy of the Articles of Association of Grabtaxi Holdings (Thailand) Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 28 July 2014 and 20 December 2019 (with its English translation).

13.

A copy of the Articles of Association of Grabtaxi (Thailand) Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 6 June 2013 and 26 May 2015 (with its English translation).

14.

A copy of the Articles of Association of GFin Services (T) Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 28 May 2018 and its English translation.

15.

A copy of the Articles of Association of GPay Network (T) Limited issued by the Department of Business Development of the Ministry of Commerce of Thailand on 18 January 2018 with its English translation.

16.	A copy of the Articles of Association of GFG Alpha (Thailand) Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 29 April 2021.

17.	A copy of the Articles of Association of GFG Beta (Thailand) Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 26 April 2021.

18.	A copy of the Articles of Association of GFG Gamma (Thailand) Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 20 April 2021.

19.	A copy of the Memorandum of Association of GTT2 Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 19 March 2019.

20.	A copy of the Memorandum of Association of GTT1 Co., Ltd. certified by the Department of Business Development of the Ministry of Commerce of Thailand on 29 March 2019.

21.

Copies of the Memorandum of Association of Grabtaxi Holdings (Thailand) Co., Ltd. and three amendments certified by the Department of Business Development of the Ministry of Commerce of Thailand on 28 July 2014, 24 April 2018, 3 May 2019, 30 November 2019, and 1 July 2019.

22.

Copies of the Memorandum of Association of Grabtaxi (Thailand) Co., Ltd. and four amendments certified by the Department of Business Development of the Ministry of Commerce of Thailand on 6 June 2013, 15 November 2013, 16 June 2016, 14 May 2019, and 3 September 2019.

23.

Copies of the Memorandum of Association of GFin Services (T) Co., Ltd. and two amendments certified by the Department of Business Development of the Ministry of Commerce of Thailand on 28 May 2018, 17 August 2018, and 7 June 2019, with their English translation.

24.

Copies of the Memorandum of Association of GPay Network (T) Limited and two amendments issued by the Department of Business Development of the Ministry of Commerce of Thailand on 18 January 2018 (with its English translation), 17 August 2018, and 14 May 2018

25.	Grab-Corporate Structure Thailand (provided by the company on 24 March 2021).

26.	Grab Current Group Structure as at 30 December 2020 (provided by the company).

27.	A copy of the list of shareholders of GTT2 Co., Ltd. as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

28.	A copy of the list of shareholders of GTT1 Co., Ltd. as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

29.	A copy of the list of shareholders of Grabtaxi Holdings (Thailand) Co., Ltd. as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

30.	A copy of the list of shareholders of Grabtaxi (Thailand) Co., Ltd. as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

31.	A copy of the list of shareholders of GFin Services (T) Co., Ltd. as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

32.	A copy of the list of shareholders of GPay Network (T) Limited as of 30 April 2020 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

33.	A copy of the list of shareholders of GFG Alpha (Thailand) Ltd. as of 30 April 2021 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

34.	A copy of the list of shareholders of GFG Beta (Thailand) Ltd. as of 27 April 2021 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

35.	A copy of the list of shareholders of GFG Gamma (Thailand) Ltd. as of 21 April 2021 submitted to the Department of Business Development of the Ministry of Commerce of Thailand.

36.	A copy of GTT2 Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 19 March 2019 and its English translation.

37.	A copy of GTT1 Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 29 March 2019 and its English translation.

38.

A copy of Grabtaxi Holdings (Thailand) Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 28 July 2014 and its English translation.

39.

A copy of Grabtaxi (Thailand) Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 6 June 2013 and its English translation.

40.

A copy of GFin Services (T) Co., Ltd.’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 28 May 2018 and its English translation.

41.

A copy of GPay Network (T) Limited’s Certificate of Incorporation issued by the Department of Business Development of the Ministry of Commerce of Thailand on 18 January 2018 and its English translation.

42.	A copy of the share transfer document of Grabtaxi Holdings (Thailand) Co., Ltd. for the share transfer from Mr. Somboon Prasitjutrakul to Mr. Vee Charununsiri dated 1 August 2016.

43.	A copy of the share transfer document of GFin Services (T) Co., Ltd. for the share transfer from Grab Financial Asia Inc. toGrabtaxi Holdings (Thailand) Co., Ltd. dated 30 May 2018.

44.	A copy of the share transfer document of GFin Services (T) Co., Ltd. for the share transfer from Mr. Wirat Kamolsoponvasin to Grabtaxi Holdings (Thailand) Co., Ltd. dated 30 May 2018.

45.	A copy of the share transfer document GFin Services (T) Co., Ltd. for the share transfer from Miss Wanchanit Sa-Nguanwong to Grabtaxi Holdings (Thailand) Co., Ltd. dated 30 May 2018.

46.	A copy of the minutes of the Statutory Meeting of GTT2 Co., Ltd. held on 15 March 2019.

47.	A copy of the minutes of the Statutory Meeting of GTT1 Co., Ltd. held on 25 March 2019.

48.	A copy of the minutes of the Statutory Meeting of Grabtaxi Holdings (Thailand) Co., Ltd. held on 25 July 2014.

49.	A copy of the minutes of Extraordinary General Meeting No. 1/2019 of Grabtaxi Holdings (Thailand) Co., Ltd. held on 26 April 2019.

50.	A copy of the minutes of Extraordinary General Meeting No. 2/2019 of Grabtaxi Holdings (Thailand) Co., Ltd. held on 30 May 2019.

51.	A copy of the minutes of the Statutory Meeting of Grabtaxi (Thailand) Co., Ltd. held on 22 May 2013.

52.	A copy of the minutes of Extraordinary General Meeting No. 1/2019 of Grabtaxi (Thailand) Co., Ltd. held on 3 May 2019.

53.	A copy of the minutes of the Statutory Meeting of GFin Services (T) Co., Ltd. held on 28 May 2018.

54.	A copy of the minutes of Extraordinary General Meeting No. 1/2018 of GFin Services (T) Co., Ltd. held on 6 August 2018.

55.	A copy of the minutes of Extraordinary General Meeting No. 1/2019 of GFin Services (T) Co., Ltd. held on 24 May 2019.

56.	A copy of the minutes of the Statutory Meeting of GPay Network (T) Limited held on 18 January 2018.

57.	A copy of the minutes of Extraordinary General Meeting No. 1/2018 of GPay Network (T) Limited held on 6 August 2018.

58.	A copy of the minutes of Extraordinary General Meeting No. 1/2019 of GPay Network (T) Limited held on 7 May 2019.